Exhibit 10.24

SHARED SERVICES AGREEMENT

This SHARED SERVICES AGREEMENT (this “Agreement”), dated as of April 4, 2019, but made effective January 1, 2018 (the “Effective Date”), is made by and between NantBio, Inc., a Delaware corporation (“NantBio”), and NantCell, Inc., a Delaware corporation (the “Company”). Each of NantBio and the Company is sometimes referred to as a “Party” and collectively are sometimes referred to as the “Parties.” In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any person, any other person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such person. The term “control,” as used in the immediately preceding sentence means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled person.

ARTICLE II

AGREEMENT TO PROVIDE AND ACCEPT SERVICES

Section 2.01.    Provision of Services. On the terms and subject to the conditions contained in this Agreement, NantBio shall provide, or shall cause its Affiliates or independent contractor third parties contractually designated by it (such designated Affiliates and independent contractors (other than the Company), together with NantBio, referred to singly as a “Service Provider” and collectively as the “Service Providers”) to provide, to the Company (and/or one or more of the Company’s subsidiaries, as applicable, referred to singly as a “Receiving Party” and collectively, together with the Company, as the “Receiving Parties”) the services listed on Schedule A attached hereto (each, a “Service” and, collectively, the “Services”). NantBio shall make in its sole discretion any decisions as to which of the Service Providers (including the decisions to use reasonably qualified third parties who are not Affiliates of NantBio) shall provide the Services. NantBio shall be responsible for the acts and omissions of the Service Providers and each third party Service Provider shall be bound by provisions substantially similar to this Agreement. Each Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth in this Agreement.

Section 2.02.    Access. The Company shall, and shall direct its subsidiaries to, (a) make available on a timely basis to the Service Providers all information and materials reasonably requested by such Service Providers to enable such Service Providers to provide the applicable Services to such Receiving Party; and (b) provide to the Service Providers reasonable access to the premises of the Receiving Parties and any of their Affiliates to the extent necessary for such Service Providers to provide the applicable Services to the Receiving Parties. NantBio shall, and shall direct its Affiliates to, create and maintain accurate books and records in connection with providing the Services it performs or causes to be performed hereunder and, upon reasonable notice from Company, shall make available for inspection by Company such books and records so that Company can substantiate the Service Costs outlined in Schedule A.

Section 2.03.    Reliance. The Service Providers shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented by the Receiving Parties in connection with this Agreement. No Service Provider shall be liable for any impairment of any Service caused by its not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from the Receiving Parties that is required or reasonably requested regarding that Service.

Section 2.04.    Cooperation. The Service Providers and the Company shall, and the Company shall cause any of its subsidiaries that are Receiving Parties hereunder to, cooperate with each other in all reasonable respects in matters relating to the provision and receipt of the Services.

ARTICLE III

TERMS AND CONDITIONS; PAYMENT; INDEPENDENT CONTRACTORS

Section 3.01.    Terms and Conditions of Services. The Service Providers shall be required to perform the Services using substantially the same quality and standard of care as is used in performing such Services for their own businesses, but in no event less than commercially reasonable care. Without limiting the generality of the foregoing, the Service Providers shall provide the Services in a manner consistent with NantBio’s provision of such Services for its own business and other portfolio companies. Each Service Provider shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates, provided any Service Provider other than NantBio shall perform the applicable Services on behalf of NantBio.

Section 3.02.    Intentionally Omitted.

Section 3.03.    Payments. In consideration of the Services to be rendered hereunder, the Company shall compensate NantBio in accordance with Schedule A attached hereto. Each month (or from time to time, at the option of NantBio), NantBio shall deliver an invoice to the Company for Services provided to the Company or its subsidiaries during the relevant preceding period, and each such invoice shall set forth a brief description of each such Service and a reasonable calculation of the amounts charged for such Service (the “Service Costs”). Payment with respect to undisputed portions of an invoice shall be due thirty (30) days of the Company’s receipt of an invoice.

Section 3.04.    Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 3.05.    Taxes. NantBio acknowledges and agrees that it shall be NantBio’s obligation to report as income all compensation received by NantBio pursuant to this Agreement and to pay any withholding taxes, self-employment taxes, and social security, unemployment, workers’ compensation, or disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to NantBio by the Company for the Services rendered hereunder.

Section 3.06.    Use of Services. The Company shall not, and shall cause its subsidiaries not to, resell any Services identified in Schedule A to any person whatsoever or permit the use of the Services identified in Schedule A by any person other than in connection with the conduct of the operations of the Company’s business.

ARTICLE IV

FORCE MAJEURE

Section 4.01    Force Majeure. Neither Party shall be liable for any expense, loss or damage whatsoever arising out of any interruption of Service or delay or failure to perform under this Agreement that is due to acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, fires, floods, epidemics, riots, theft, quarantine restrictions, freight embargoes or other similar causes beyond the reasonable control of such Party. In any such event, any Party’s obligations under this Agreement shall be postponed for such time as its performance is suspended or delayed on account thereof. Each Party will promptly notify the Company upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, such Service Provider will use commercially reasonable efforts to resume, or to cause any other relevant Service Provider to resume, its performance with the least practicable delay.

ARTICLE V

LIABILITIES

Section 5.01.    Punitive and Other Damages. Neither Party shall be liable to the other Party or any of its Affiliates or their employees, agents, members, managers, officers and directors (collectively, “Representatives”), whether in contract, tort (including negligence and strict liability) or otherwise for any punitive damages whatsoever which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by a Party (including Affiliates and third-party Service Providers providing Services) hereunder or the provision of, or failure to provide, any Service hereunder.

Section 5.02.    Obligation To Re-perform. In the event of any breach of this Agreement by any Service Provider with respect to any error, defect or breach (which error, defect, or breach Service Provider can reasonably be expected to cure by re-performing in a commercially reasonable manner) in the provision of any Service, the Service Provider shall promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Service at the request of the Company and at the expense of the Service Provider. To be effective, any such request for performance by the Company must be in writing that specifies in reasonable detail the particular error, defect or breach and be made no more than two (2) months from the last date such Service was provided.

Section 5.03.    Company Indemnity. The Company hereby agrees to indemnify, defend and hold harmless each Service Provider and each of its Representatives (collectively, the “Indemnitees”) from and against any and all third party claims, demands, complaints, liabilities, losses, damages, costs and expenses (“Damages”) arising from, relating to or in connection with the use of any Service by the Company or any of its Affiliates, only to the extent that such Damages arise out of, relate to or are a consequence of Company’s bad faith, gross negligence, willful misconduct or breach of this Agreement.

Section 5.04.    NantBio Indemnity. NantBio hereby agrees to indemnify, defend and hold harmless the Company and its subsidiaries, from and against any and all Damages arising from, relating to or in connection with the use of any Service by the Company or any of the Receiving Parties or any other person using such Service or in connection with the sale, delivery, provision or use of any Service provided under or covered by this Agreement to the extent that such Damages arise out of, relate to or is a consequence of NantBio or any other of the Service Providers’ bad faith, gross negligence, willful misconduct, or breach of this Agreement.

Section 5.05.    Remedies. The Parties agree that monetary damages will not adequately compensate either party for any breach or threatened breach of this Agreement. Because the breach or threatened breach of this Agreement will result in irreparable injury to the aggrieved Party, such aggrieved

Party shall be entitled to any legal or equitable remedies to enforce such provisions, including specific performance. In all cases, the aggrieved Party shall also be entitled to pursue any other remedies available at law, including damages, as a result of any such breach.

ARTICLE VI

TERMINATION

Section 6.01.    Termination. Notwithstanding anything in this Agreement to the contrary, the obligation of any Service Provider to provide or cause to be provided any Service shall cease on the earliest to occur of the date on which (a) the Company notifies NantBio in writing that it is able to provide such Service for itself and will discontinue taking such Service, or (b) such Service is terminated by any Party in accordance with the terms of Section 6.02. Unless agreed otherwise by the Parties, after any termination of a Service in accordance with the preceding sentence, NantBio shall not be obligated to reinstate such Service at a time subsequent to the effective date of such termination. This Agreement shall terminate, and all provisions of this Agreement shall become null and void and of no further force and effect, except for the provisions set forth in Section 6.04 which shall survive any termination, on the date on which no Service Provider has any obligation to provide any Service under this Agreement.

Section 6.02.    Breach of Agreement. Subject to Article IV, in the event of a material breach by any Service Provider or the Company of any of its material obligations under this Agreement, including any failure by the Company to make payments to NantBio when due, which breach is not cured in all material respects within 30 days after written notice of such breach is provided by the non-breaching Party, the non-breaching Party may terminate (i) this Agreement immediately or (ii) the Service with respect to which such breach has occurred, in each case by providing written notice of such termination.

Section 6.03.    Sums Due. In the event of a termination of this Agreement, the Service Providers shall be entitled to the immediate payment of, and the Company shall within 10 days, pay to NantBio, all accrued amounts for Services and any other amounts due under this Agreement through the effective date of termination (other than in the case of termination by the Company for breach under Section 6.02).

Section 6.04.    Effect of Termination. Sections 3.03, 3.04, 6.03, and 6.04 and Article I, Article V and Article VII shall survive any termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01.    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that no Party to this Agreement will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party to this Agreement; provided, further, that NantBio may assign all or any part of its rights and may assign performance of Services to other Service Providers under this Agreement without obtaining any consent of the Company, provided that in no case shall such assignment relieve NantBio of any obligations hereunder. Any purported assignment or transfer in violation of this Section 7.01 shall be null and void and of no effect.

Section 7.02.    Third-Party Beneficiaries. Except as provided in this Section 7.02, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement expressed or implied shall give or be construed to give to any person, other than the Parties and their permitted successors and assigns, any legal or equitable rights hereunder, whether as third-party beneficiaries or otherwise, except for the Service Providers.

Section 7.03.    Amendments. No amendment to this Agreement shall be effective unless such amendment is in writing and signed by each Party.

Section 7.04.    Waivers. No failure or delay on the part of any Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. No provision of this Agreement may be waived except pursuant to a writing executed by the waiving Party.

Section 7.05.    Notices. All notices and other communications to be given to any Party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a)    If to NantBio:

NantBio, Inc.

9920 Jefferson Boulevard

Culver City, California 90232

Attention: General Counsel

(b)    If to the Company:

NantCell, Inc.

9920 Jefferson Boulevard

Culver City, California 90232

Attention: Chief Financial Officer

Section 7.06.    Exhibits and Schedules; Interpretation. The headings contained in this Agreement or in any Schedule to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any capitalized terms used in any Schedule but not otherwise defined in such Schedule shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. No provision of this Agreement shall be interpreted or construed against any Party hereto solely because such Party or its legal representative drafted such provision.

Section 7.07.    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 7.08.    Entire Agreement. This Agreement, including the Schedule to this Agreement, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by any Party hereto.

Section 7.09.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.10.    Governing Law and Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that State without regard to its conflicts of laws provisions. Any claim or controversy between the Parties arising out of the circumstances and relationships contemplated by this Agreement, including disputes relating to the validity, construction or interpretation of this Agreement (“Disputes”), shall, upon written notice of the Company to NantBio or NantBio to the Company, as applicable, be referred for resolution by final, binding arbitration in accordance with the provisions of this Section 7.10. The arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (or any successor entity thereto) (“JAMS”) under its rules of arbitration then in effect, except as modified in this Agreement. The arbitration shall be conducted in the English language, by a single arbitrator. The arbitrator shall engage an independent expert with experience in the subject matter of the Dispute to advise the arbitrator. With respect to any Dispute arising under this Agreement, the Parties and the arbitrator shall use all reasonable efforts to complete any such arbitration within six (6) months from the issuance of notice of a referral of any such Dispute to arbitration. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute. The Parties agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding the Dispute presented to the arbitrator. Any decision of the arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. The arbitration proceedings and the decision of the arbitrator shall not be made public without the mutual consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless each Party otherwise agrees in writing; provided that a Party may make such disclosures as are permitted for confidential information under Section 7.11 below. Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted in the County of Los Angeles in the State of California. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the arbitrator, and the cost of the arbitrator and administrative fees of JAMS. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses. Pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any Dispute, a Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that Party.

Section 7.11.    Confidentiality. Each of the Parties agrees that any confidential information of the other Party disclosed, received, or discovered in the course of performance under this Agreement, (“Confidential Information”) shall be kept strictly confidential by the Parties and may be used by the recipient only as necessary to perform its obligations or exercise or enforce its rights under this Agreement, except that either Party may, (i) for the purpose of providing Services pursuant to this Agreement, disclose such Confidential Information, on a need-to-know basis, to any of its respective Affiliates or to third-party Service Providers; provided, that any such third party shall have agreed to be bound by this Section 7.11 and (ii) disclose such Confidential Information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by law or legal process, including any tax audit or litigation. The obligations under this Section 7.11 shall not apply to (i) information that is already in the possession of the Party receiving confidential information, provided that such information is not known by such Party to be subject to another confidentiality agreement with or other obligation of secrecy to the other Party or another party; (ii) information that becomes available to the public other than as a result of a disclosure, directly or indirectly, by the Party receiving Confidential Information or its Affiliates; or (iii) information that becomes available to the Party receiving Confidential Information on a non-confidential basis from a source other than the other Party; provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other Party.

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IN WITNESS WHEREOF, the Parties have executed this Shared Services Agreement as of the date first written above.

NANTBIO, INC.

By:	/s/ A. James Banaag
Name:	A. James Banaag
Title:	Chief Financial Officer

NANTCELL, NC.

By:	/s/ Robert Morse
Name:	Robert Morse
Title:	Chief Financial Officer

Signature Page to Shared Services Agreement

SCHEDULE A

Schedule of Services and Compensation

NantBio and/or its Affiliates shall provide (or cause to be provided) the following corporate, general and administrative and other support services to Company and its Affiliates and subsidiaries:

•	Employee benefit expenses, including, without limitation, costs for medical and health insurance, retirement, 401k, and life insurance.

In compensation for the Services:

•

The Receiving Party will be charged for such Services at cost (without mark-up or profit for NantBio, but including reasonable allocations of employee benefits, facilities and other direct and fairly allocated indirect costs that relate to the employees or consultants providing the Services) based whenever possible on identification of specific costs as identifiable within NantBio’s books and records (e.g., specific salaries for the individuals providing Services) and where such specific identification is not possible, based upon good faith allocations determined by analysis performed by finance department head of such Party providing the Services and made in a manner consistent with NantBio’s provision of such Services for its subsidiaries and portfolio companies as of the Effective Date.

SCHEDULE A